Exhibit 99.1

Deborah Kendric, Director of Corporate Communications                                                                                                                        06/05/07

dkendric@statebankofli.com                                                                                                                                                               (516) 495-5050

State Bancorp, Inc. Announces Results of Voluntary Exit Package and New Officer Appointments and Promotions

Jericho, N.Y., June 5, 2007– State Bancorp, Inc. (the “Company”) announced today that eighteen employees have elected to participate in a previously announced voluntary exit window program and will resign effective as of June 29, 2007, including Thomas F. Goldrick, Chairman of the Company and State Bank of Long Island (“the Bank”), Richard W. Merzbacher, Vice Chairman of the Company and Vice Chairman and Chief Administrative Officer of the Bank and Daniel T. Rowe, Vice Chairman and Chief Administrative Officer of the Company and Vice Chairman of the Bank.  Messrs. Goldrick, Merzbacher and Rowe each will remain as members of the Company’s Board of Directors. The Company also announced further re-organization of its corporate management team.

As previously announced, the Company’s Board of Directors approved a Voluntary Exit Window program on March 27, 2007 for all employees with twenty or more consecutive years of service. This program offered eligible employees a lump sum cash incentive payment and certain special termination benefits. Eligible employees had until May 31, 2007 to elect participation in the voluntary program. The Company will record a one-time, pre-tax expense in the quarter ending June 30, 2007 of approximately $2.9 million as a result of the termination costs associated with the 18 program participants.

Additionally, several new officer appointments were announced as follows:

Paul DeStefano – Director of Security: Mr. DeStefano has extensive experience in law enforcement with the Detective Bureau of the New York Police Department, as well as with security operations at several financial institutions.

Matthew Dowd – Comptroller: Mr. Dowd is a CPA and has extensive knowledge in accounting, regulatory reporting and budgeting. He has worked in financial institutions for over 15 years and joins the Bank from Atlantic Bank.

Michael Kennedy – Chief Technology Officer: Mr. Kennedy has many years of experience and knowledge in all facets of Information Technology and Systems. Most recently, Mr. Kennedy worked at JP Morgan Chase as the Senior Director of Information Technology.

Everton Reid – Director of Taxes: Mr. Reid is a CPA with many years of experience as a Tax Manager and Senior Accountant. Over the past 15 years, Mr. Reid has worked in several financial institutions, and most recently at Atlantic Bank.

Flaviano Sabater – Chief Auditor: Mr. Sabater is a CPA and has over 25 years of internal auditing experience in commercial banking, most recently at Atlantic Bank.

Patricia Shaubeck, Esq. – General Counsel: Ms. Schaubeck has an extensive background in banking and real estate law and has advised clients on matters of bank regulatory compliance. She is currently an Associate at Ruskin Moscou Faltischeck, P.C. and will be joining the Bank on July 2, 2007.

Complementing the corporate re-organization, two officer promotions were announced as follows:

Jeffrey N. Barber and Richard J. O’Brien have been promoted to Senior Vice President/Team Leader in the Bank’s Commercial Lending Division effective July 2, 2007. Both officers have extensive commercial lending experience in a wide variety of industries and are well respected for the superior service they provide to their customers.

Mr. Barber joined the Bank’s Commercial Lending Division in March of 1989 immediately upon receiving his BBA in Management and Finance Magna Cum Laude from Adelphi University. He obtained his MBA in Banking and Finance from Hofstra University in 1992.

Mr. O’Brien joined the Bank in September of 1992, after working at Banc Boston Financial and Barclays Bank of New York.  Mr. O’Brien earned a BS in Business Administration from the State University of New York at Oswego and a MBA from Long Island University/CW Post.

Both Messrs. Barber and O’Brien attended the American Bankers Association Stonier Graduate School of Banking in 2004 and are involved in numerous civic and community activities.

Commenting on the changes, Thomas M. O’Brien, President and Chief Executive Officer of the Company and the Bank said, “We are extremely grateful for the dedicated service given by the eighteen employees who have taken advantage of the voluntary exit package. Most especially, I thank Tom Goldrick, Rick Merzbacher and Dan Rowe for their many years of stewardship which has established State Bank’s reputation for providing high quality financial products and personalized customer service. All of us at State Bank are indebted to each of these individuals for their many years of loyal service. As we begin the next chapter in State Bank’s history, we are also pleased to welcome the new management talent to our strong State Bank team. Their extensive experience, knowledge and energy will surely lead to the Bank’s continued growth and profitability. In addition, I am delighted that we are promoting two of our highly talented employees. Both Rich and Jeff bring significant energy and enthusiasm into their new roles.”

State Bancorp, Inc. (Nasdaq: STBC),  is the holding company for State Bank of Long Island, the largest independent commercial bank headquartered in Nassau County.  In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing.  The Bank also maintains a lending facility in Jericho. State Bank has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout Long Island and Queens. The Company maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”).  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.